Exhibit 12

                       UNITED STATES CELLULAR CORPORATION
                       RATIO OF EARNINGS TO FIXED CHARGES




                                                                 Nine Months
                                                                    Ended
                                                             September 30, 1997
                                                             -------------------
                                                          (Dollars in thousands)
EARNINGS
   Income from Continuing Operations before
     income taxes                                            $       152,504
      Add (Deduct):
        Minority Share of Cellular Losses                               (200)
        Earnings on Equity Method                                    (60,537)
        Distributions from Minority Subsidiaries                      39,861
        Amortization of Capitalized Interest                              --
        Minority interest in income of majority-owned                     --
          subsidiaries that have fixed charges
                                                             ---------------
                                                                     131,628

      Add fixed charges:
        Consolidated interest expense                                 19,911
        Interest Portion (1/3) of Consolidated Rent Expense            3,094
        Amortization of debt expense and discount on
               indebtedness                                              384
                                                             ---------------
                                                             $       155,017
                                                             ===============

FIXED CHARGES
   Consolidated interest expense                             $        19,911
   Interest Portion (1/3) of Consolidated Rent Expense                 3,094
   Amortization of debt expense and discount on indebtedness             384
                                                             ---------------
                                                             $        23,389
                                                             ===============
RATIO OF EARNINGS TO FIXED CHARGES                                      6.63
                                                             ===============


   Tax-Effected Preferred Dividends                          $            62
   Fixed Charges                                                      23,389
                                                             ---------------
      Fixed Charges and Preferred Dividends                  $        23,451
                                                             ===============
RATIO OF EARNINGS TO FIXED CHARGES
   AND PREFERRED DIVIDENDS                                   $          6.61
                                                             ===============





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